Consent of Timothy Wyant, Ph.D.

June 19, 2008

Koninklijke Philips Electronics N.V.
Breitner Center
Amstelplein 2
1096 BC Amsterdam
The Netherlands.

Ladies and Gentlemen:

I hereby consent (a) to the reference to me in note 27 to the consolidated financial statements in the Annual Report on Form 20-F for the year ended December 31, of Koninklijke Philips Electronics N.V. (the “Company”), which is incorporated by reference into this registration statement on Form S-8 relating to the registration of the Company’s common shares (the “Form S-8”) and (b) to the filing of this consent as an exhibit to the Form S-8.

Very truly yours,

/s/ Timothy Wyant, Ph.D

Timothy Wyant, Ph.D.